Exhibit 99.1

Farmer Bros. Co. Reports Second Quarter Results

TORRANCE, Calif.—(GLOBE NEWSWIRE)—Feb. 9, 2011—Farmer Bros. Co. (NASDAQ: FARM) today reported a net loss of $8.9 million, or $0.59 per share, for its fiscal second quarter ended December 31, 2010, compared with net income of $1.4 million, or $0.10 per share, for its prior year fiscal second quarter. For the six months ended December 31, 2010, the Company reported a net loss of $18.8 million, or $1.25 per share, compared with net income of $3.6 million, or $0.25 per share, for the six months ended December 31, 2009.

Net sales for the second quarter of fiscal 2011 decreased $1.0 million, or 1%, to $119.2 million from $120.2 million in the second quarter of the prior fiscal year. Net sales for the first six months of fiscal 2011 decreased $4.4 million, or 2%, to $228.0 million from $232.4 million during the first six months of the prior fiscal year. The decrease in net sales was primarily due to a modest reduction in the number of customers who purchased our products as compared to the same periods in the prior year.

Cost of goods sold in the second quarter of fiscal 2011 increased $5.1 million, or 7%, to $74.2 million, or 62% of sales, from $69.1 million, or 58% of sales, in the second quarter of the prior fiscal year. Cost of goods sold in the first six months of fiscal 2011 increased $12.1 million, or 10%, to $139.0 million, from $126.9 million in the first six months of fiscal 2010, primarily due to higher total coffee brewing equipment and service costs included in cost of goods sold compared to the same period in the prior year, substantially increased raw material costs which included an increase since the beginning of the current fiscal year of approximately 45% in the cost of green coffee beans purchased, and changes in the mix of our customers and the products we sell to them.

Gross profit in the second quarter of fiscal 2011 decreased $6.1 million, or 12%, to $45.0 million from $51.1 million in the second quarter of fiscal 2010. Gross margin decreased to 38% in the second quarter of fiscal 2011 from 42% during the same period in the prior fiscal year. Gross profit during the first half of fiscal 2011 decreased $16.4 million, or 16%, to $89.0 million, as compared to $105.4 million during the first half of fiscal 2010. Gross margin decreased to 39% in the first half of fiscal 2011 from 45% in the first half of fiscal 2010.

In the second quarter of fiscal 2011, operating expenses decreased $0.6 million, or 1%, to $55.6 million from $56.2 million in the second quarter of fiscal 2010. During the first half of fiscal 2011, operating expenses decreased $1.5 million, or 1%, to $111.5 million, or 49% of sales, as compared to $113.0 million, or 49% of sales, in the first half of fiscal 2010. The reduction in operating expenses in the three and six months ended December 31, 2010, as compared to the same periods in the prior year, was primarily due to lower payroll and related expenses resulting from a reduction in number of employees offset in part by higher freight and fuel costs.

Total other income in the three and six months ended December 31, 2010 was $1.7 million and $4.2 million, respectively, compared to $3.7 million and $8.8 million, respectively, in the three and six months ended December 31, 2009. These changes were primarily due to higher interest expense and lower net realized and unrealized gains in the three and six months ended December 31, 2010, as compared to the three and six months ended December 31, 2009.

During the three and six months ended December 31, 2010, we recorded income tax expense of $0.1 million and $0.4 million compared to income tax benefit of $2.9 million and $2.5 million, respectively, recorded during the three and six months ended December 31, 2009.

Income tax expense in the six months ended December 31, 2010 includes no benefit from the pretax loss because of a $7.9 million increase in the Company’s valuation allowance related to its deferred tax assets.

About Farmer Bros. Co.

Farmer Bros. Co. is a manufacturer, wholesaler and distributor of coffee, tea and culinary products through direct and brokered sales to institutional food service establishments including restaurants, hotels, casinos, hospitals and food service providers, as well as retailers such as convenience stores, coffee houses, general merchandisers, private label retailers and grocery stores throughout the contiguous United States. Its product line includes roasted coffee, liquid coffee, coffee related products such as coffee filters, sugar and creamers, assorted teas, cappuccino, cocoa, spices, gelatins and puddings, soup, gravy and sauce mixes, pancake and biscuit mixes, and jellies and preserves. For more information, go to: www.farmerbros.com.

Forward-Looking Statements

Certain statements contained in this press release are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, the Company’s failure to realize synergies from the integration of the CBI and DSD Coffee Business acquisitions, the Company’s ability to refinance or replace its existing credit facility upon expiration, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company’s continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, the impact of global climate change or legal or regulatory responses to such changes, changes in the quality or dividend stream of the third parties’ securities and other investment vehicles in which the Company has invested its assets, as well as other factors described from time to time in the Company’s filings with the SEC.

FARMER BROS. CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009
Net sales	$119,227	$120,225	$227,970	$232,352
Cost of goods sold	74,211	69,133	139,009	126,956

Gross profit	45,016	51,092	88,961	105,396

Selling expenses	43,624	44,668	86,787	88,966
General and administrative expenses	11,935	11,526	24,736	24,031

Operating expenses	55,559	56,194	111,523	112,997

Loss from operations	(10,543)	(5,102)	(22,562)	(7,601)

Other income (expense):
Dividend income	918	854	1,597	1,533
Interest income	38	92	112	185
Interest expense	(481)	(183)	(883)	(322)
Other income	1,245	2,905	3,401	7,366

Total other income, net	1,720	3,668	4,227	8,762

(Loss) income before taxes	(8,823)	(1,434)	(18,335)	1,161
Income tax expense (benefit)	89	(2,851)	450	(2,455)

Net (loss) income	$(8,912)	$1,417	$(18,785)	$3,616

Basic net (loss) income per common share	$(0.59)	$0.10	$(1.25)	$0.25

Diluted net (loss) income per common share	$(0.59)	$0.10	$(1.25)	$0.25

Weighted average common shares outstanding - basic	15,078,026	14,721,740	15,050,644	14,692,164
Weighted average common shares outstanding - diluted	15,078,026	14,723,380	15,050,644	14,694,059
Cash dividends declared per common share	$0.060	$0.115	$0.175	$0.230

Source: Farmer Bros. Co.

Jeffrey Wahba (310) 787-5241

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